Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release: Immediately Date: October 7, 2021 Contact: Jeff Hedges (818) 244-8080, Ext. 1649

PS Business Parks, Inc. Names Adeel Khan as Chief Financial Officer

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced today that Adeel Khan has been appointed as the Company’s Executive Vice President, Chief Financial Officer and Corporate Secretary, effective January 10, 2022. Jeffrey D. Hedges will continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Corporate Secretary until November 12, 2021 and has agreed to serve as a consultant to the Company until February 11, 2022 to facilitate the transition.

Mr. Khan previously served as Chief Financial Officer of Rexford Industrial Realty, Inc. (NYSE:REXR) (“Rexford”) from July 2013 through August 2020 and as Corporate Controller for Rexford’s predecessor business from March 2012 until July 2013. Mr. Khan is a Certified Public Accountant and obtained his Bachelor of Arts in Business Administration at the California State University, Fullerton.

Mac Chandler, the Company’s President and Chief Executive Officer, said, “We are excited to welcome Adeel to PS Business Parks as our new CFO. Adeel brings extensive executive leadership, real estate, REIT, and financial experience, and we look forward to working with Adeel to capitalize on the many opportunities ahead of us.”

Mr. Chandler continued, “We also thank Jeff for his outstanding service as our CFO since 2018. He provided tremendous leadership and helped deliver strong results in one of the most difficult operating environments in our Company’s history.”

Company Information

PS Business Parks, Inc., a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office. Located primarily in major coastal markets, PS Business Parks’s 97 properties serve approximately 5,100 tenants in 28 million square feet. The portfolio also includes 800 residential units (inclusive of units in-process).

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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